                                                                    Exhibit 99.1


                                      THOR
                                      ----
                                INDUSTRIES, INC.

      419 WEST PIKE STREET - P.O. BOX 629 - JACKSON CENTER, OHIO 45334-0629
                      PHONE 937-596-6849 - FAX 937-596-6539
                             N E W S   R E L E A S E
                             -----------------------



Date: October 1, 2003         Contact: Wade F. B. Thompson or Peter B. Orthwein

               THOR REPORTS QUARTER E.P.S. OF $.78, HIGHEST EVER.
            RECORD QUARTER, TWELVE MONTHS SALES, NET INCOME, E.P.S.;
         INCREASES DIVIDEND FOR SECOND TIME THIS YEAR; RV RETAIL STRONG

Thor Industries, Inc. (NYSE:THO) announced record results for the fourth quarter and 12 months ended July 31, 2003.

Net income for the quarter was a record $22,260,000, the highest for any quarter in the company's history and up 10% from $20,216,000 last year. E.P.S. for the quarter were 78(cent), up 10% from 71(cent) last year. Sales for the quarter were $422,495,000, up 5% from $401,410,000 last year.

Net income for the 12 months was a record $78,631,000 up 54% from $51,182,000 last year. E.P.S. for the 12 months were $2.75, up 46% from $1.88 last year. Sales for the 12 months were a record $1,571,404,000, up 26% from $1,245,300,000 last year.

RV sales in the quarter were $367,085,000 up 6% from $344,936,000 last year. Bus sales in the quarter were $55,410,000 versus $56,474,000 last year. RV sales in the 12 months were $1,354,412,000, up 39% from $973,697,000 last year. Bus sales in the 12 months were $216,992,000 versus $271,603,000 last year. RV income before tax was $33,493,000 in the quarter, versus $34,925,000 last year and $122,729,000 in the 12 months, up 58% from $77,509,000 last year. Bus income before tax in the quarter was $3,854,000, up 10% from $3,519,000 last year and $12,306,000 in the 12 months, versus $15,016,000 last year. Corporate costs in the quarter were $2,609,000 versus $5,693,000 last year and $8,791,000 in the 12 months versus $10,698,000 last year.

The company's RV retail unit sales in August and September were up 25% from last year. Retail sales of Damon, acquired September 2, 2003, are included in September of each year. Backlog was $337 million on September 30, 2003 compared to $301 million last year. Last year's backlog excludes Damon. Cash and equivalents on July 31, 2003, was a record $172.2 million, up from $117.8 million last year and we continue to have zero debt.

Because of these positive results and Thor's strong financial condition, its regular quarterly dividend will be increased to 3(cent) per share per quarter, up from 2(cent) per share per quarter. The first dividend at the new rate will be paid October 20, 2003 to stockholders of record on October 6, 2003. In July 2003, Thor doubled its quarterly dividend from 1(cent) per share to 2(cent) per share.

This release includes "forward looking statements" that involve uncertainties and risks. There can be no assurance that actual results will not differ from the Company's expectations. Factors which could cause materially different results include, among others, the success of new product introductions, the pace of acquisitions and cost structure improvements, competitive and general economic conditions, and the other risks set forth in the Company's filings with the Securities and Exchange Commission.

                              THOR INDUSTRIES, INC.
    STATEMENT OF INCOME FOR THE 3 AND 12 MONTHS ENDED JULY 31, 2003 and 2002
                              $000 except per share

                                          3 MONTHS ENDED JULY 31 (UNAUDITED)                  12 MONTHS ENDED JULY 31
                                         2003         %         2002        %       2003            %         2002            %
                                     --------------------------------------------------------------------------------------------
Net sales                            $   422,495           $   401,410           $ 1,571,404               $ 1,245,300
---------
Gross profit                         $    61,486    14.6%  $    58,399    14.5%  $   222,267       14.1%   $   157,067      12.6%

Selling, general and administrative  $    27,725     6.6%  $    24,048     6.0%  $    97,181        6.2%   $    74,849       6.0%

Amortization of intangibles          $       179    --     $       179    --     $       715       --      $       570      --

Operating income                     $    33,582     7.9%  $    34,172     8.5%  $   124,371        7.9%   $    81,648       6.6%
----------------
Interest income (net)                $       600      .1%  $       176    --     $     1,695         .1%   $     1,216        .1%

Impairment of equity security               --      --     $    (2,119)    (.5)% $    (1,580)       (.1)%  $    (2,119)      (.2)%

Other income                         $       556      .1%  $       522      .1%  $     1,758         .1%   $     1,082        .1%

Income before taxes                  $    34,738     8.2%  $    32,751     8.2%  $   126,244        8.0%   $    81,827       6.6%
-------------------
Taxes                                $    12,478     3.0%  $    12,535     3.1%  $    47,613        3.0%   $    30,645       2.5%
                                     -----------           -----------           -----------               -----------

Net income                           $    22,260     5.3%  $    20,216     5.0%  $    78,631        5.0%   $    51,182       4.1%
----------                           -----------           -----------           -----------               -----------

 E.P.S                               $      0.78           $      0.71           $      2.75               $      1.88
 -----
Average common shares outstanding     28,589,710            28,480,120            28,553,792                27,162,358

                     SUMMARY BALANCE SHEETS - JULY 31 ($000)


                                    2003       2002                             2003       2002
                                 --------   --------                          --------   --------
Cash and equivalents             $172,233   $117,814   Current liabilities    $187,942   $156,920
Accounts receivable                97,315     75,262   Other liabilities         6,177      5,964
Inventories                        96,653     94,665   Stockholders' equity    414,822    334,619
Other current assets               12,431      3,497
                                 --------   --------
Total current assets             $378,632   $291,238
Fixed assets                       73,415     51,841
Investments - joint ventures        2,219      2,138
Investments available for sale      2,861      3,921
Goodwill                          130,555    130,555
Other assets                       21,259     17,810
                                 --------   --------                          --------   --------
Total                            $608,941   $497,503                          $608,941   $497,503
                                 ========   ========                          ========   ========